Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 31, 2020

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, TX 78258

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our reports entitled “Report as of December 31, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Abraxas Petroleum Corporation” and “Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation” (our Reports) under the headings “Item 1. Business - General,” “Item 2. Properties - Reserves Information,” and “Notes to Consolidated Financial Statements - 16. Supplemental Oil and Gas Disclosures (Unaudited)” in the Abraxas Petroleum Corporation Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the inclusion of our report of third party dated February 28, 2020, in the Annual Report on Form 10-K of Abraxas Petroleum Corporation as Exhibit 99.1. We further consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-212342 and 333-219873), Form S-4 (File No. 333-212340), and Form S-8 (File Nos. 333-219877, 333-17375, 333-17377, 033-81416, 333-55691, 333-74614, 333-74592, 333-135032, 333-153635, 333-162358, 333-168022, 333-188117, 333-204744, and 333-212341) of information from our Reports.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

  Texas Registered Engineering Firm F-716